Exhibit 23

Consent of Independent Registered Public Accounting Firm

Shawnlee Construction LLC 401(k) Plan
Plainville, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-156596) of our report dated June 8, 2012, relating to the financial statements and supplemental schedule of Shawnlee Construction LLC 401(k) Plan which appear in this Form 11-K.

/s/BDO USA, LLP

Grand Rapids, Michigan
June 8, 2012